                                      ISWI

                                      Interactive Systems
                                             Worldwide, Inc.


                        ISWI PROVIDES SHAREHOLDER UPDATE

            - PLAYER UTILIZATION RATES SHOW CONTINUED IMPROVEMENTS -
                      - UPDATE ON PARTNERHIP INITIATIVES -

         FOR IMMEDIATE RELEASE
         CONTACTS:
         FOR ISWI: (973) 256-8181                FOR INVESTORS: (858) 704-5065
         Barry Mindes (Chairman and CEO)         Matthew Hayden (President)
         bmindes@sportxction.com                 matt@haydenir.com
         Bernard Albanese (President)
         balbanese@sportxction.com
         James McDade (Chief Financial Officer)
         jmcdade@sportxction.com

WEST PATERSON, NJ, AUGUST 4, 2005 - INTERACTIVE SYSTEMS WORLDWIDE INC. (NASDAQ SMALLCAP-ISWI) announced a continued increase in wagering volume through the Company's SportXction(R) System for the three-month period ended June 30, 2005 and an update on several strategic growth initiatives. A table summarizing the recent operating data for the most recently completed quarter is shown below:

                                      JULY 1 TO        OCTOBER 1 TO         JANUARY 1 TO           APRIL 1 TO
                                  SEPTEMBER 30,        DECEMBER 31,            MARCH 31,             JUNE 30,
                                           2004                2004                 2005                 2005
Player sessions                           3,397              11,188               35,184               41,226
New players                                 893               3,098                6,772                5,392
Handle ($ in 000)                           259                 758                2,328                3,646
Hold ($ in 000)                              21                  64                  153                  211
Hold (%)                                    8.1                 8.4                  6.6                  5.8
Revenue ($ in 000)                            7                  23                   46                   62

The increase in wagering activity during the previous several quarters has been largely derived from Internet utilization, which has been complimented by the successful rollout of our multi-language, multi-currency product in several countries. During the second calendar quarter of 2005, there was $3.6 million wagered collectively through our partners utilizing the SportXction(R) System. This system maintains the operator's exposure for each betting proposition offered to within a pre-assigned range without discouraging the players by being overly restrictive. As a result, the hold (handle less payment of winnings and taxes) percentage fluctuates during games and different sporting events. We currently target and expect to achieve an average hold percentage between 6% and 7%. The Company's wagering volume is affected by seasonality and activity during the most recent quarter was impacted by the end of the FA Premier League soccer season, which finished in mid-May. The 2005/2006 FA Premier League soccer season will begin again in mid-August and management projects continued increases in revenue in future quarters from existing agreements with its Internet and Interactive television partners, whose marketing initiatives are expected to increase.

SHAREHOLDER UPDATE

The Company is aggressively pursuing additional distribution deals for its SportXction(R) wagering products. Our UK subsidiary, GIG, is in advanced negotiations with several leading international bookmakers and expects to announce additional agreements in the near term.

The Company continues to invest significant time and resources into new product development. The Company believes that mobile gambling will emerge as a significant opportunity for our product. We are proceeding to develop an advanced JAVA based mobile system to be launched during late 2005 or early 2006.

The Company has recently filed a patent application for a fixed-odds / pari-mutuel hybrid racing product for the US Market. The Nevada Gaming Commission (NGC) is in the final stages of approving regulations that would allow Nevada-based race books to accept pari-mutuel race bets from other states where pari-mutuel account wagering is legal. The Company intends to develop a product, which will combine the advantages of fixed-odds wagering while satisfying the current US pari-mutuel rules and regulations. The Company believes that this new offering will provide an improved alternative to traditional pari-mutuel race wagering in the interstate horse racing market.

Wagering at fixed odds is the predominant form of wagering on horse racing worldwide, except in the US, where state laws dictate that pari-mutuel wagering be used. Given the choice, we believe horse bettors greatly prefer fixed price wagering because it allows the player to know the specific payout when the wager is placed. With pari-mutuel wagering the payoff, which may differ greatly from that which the user expects, is not known until the race is run. Internationally, the Company intends to market a fixed-odds horseracing product for exotic bets, such as exactas, quinellas, etc., in addition to the usual win, place and show. These types of exotic bets have never been offered at fixed odds due to the difficulty of balancing such pools. Our patented technology allows us to offer this.

Poker has recently experienced tremendous growth fueled by the success of televised poker tournaments broadcast around the world. The Company has begun development of an interactive poker product which will allow viewers to bet on which of the players engaged in the poker game will win the hand. It will simultaneously allow the viewers to bet on the appearance of specific cards, or groups of cards, including Aces, Pairs, Cards in the Same Suite, etc. This wagering will continue throughout each hand during the game as the cards are dealt. The product is used in conjunction with televised or Internet streamed poker and enables viewers, who will be able to see the hold cards, to bet on discrete events throughout a poker hand, effectively offering in-run betting card by card, hand by hand.

The Company is currently in discussions with potential partners regarding the horseracing and poker products.

The Company believes that a significant opportunity exists for its competition product. This non-wagering version of our SportXction(R) System significantly enhances the entertainment of sporting events by enabling fans to leverage both their knowledge and instincts to predict the outcome of events during a sporting event. Fans would earn points for correct predictions, bonuses for strings of successful predictions and for correct answers to sport's trivia questions, and they compete on the basis of their scores for a variety of prizes, which could include cash, merchandise, dinners with sports figures, tickets to popular sporting events, etc. The Company is in the process of enhancing its competition product with features that will appeal to the "fantasy sports" enthusiast. This enhancement will allow fans to select players involved in the live sporting event, and to earn bonus points based upon their performance. The players will be given a budget and can bid for and exchange players they want to select which will allow them to act as both a general manager and a coach, and enjoy the ultimate fantasy experience, live while the sporting event is in progress. The Company has presented this fantasy product to several major game console manufacturers and discussions are ongoing.

The video game industry continues to experience attractive growth and multi-player games, including Internet platform technology, are becoming an increasingly important segment of this market. The Company intends to offer its improved competition product for use on the next generation video game consoles. Players will compete for points and prizes across a number of professional and collegiate sports leagues which will initially include baseball, football and basketball. The Company is currently in discussions with several video game hardware and software providers to commercialize this product.

As for future growth, our recently completed a $4 million private placement with institutional investors will enable us to pursue these exciting opportunities. This transaction, which includes a conversion price above market, is an endorsement of our business model and growth prospects by well-respected professionals. This capital increased our current cash and liquid resources to over $7 million and significantly strengthened our balance sheet.

ABOUT SPORTXCTION(R) SYSTEM
SportXction(R) System is a patented, real-time, software system, which allows a player to make play-by-play wagers on a sporting event while the event is in progress. Wagering may be conducted while viewing a live or televised sporting event, or listening to it on the radio. The wagers offered are mostly oriented to short-term action, for example, is the penalty kick successful, is the next play a run or a pass, is the next pitch a ball or a strike, does the shooter make two foul shots, and many more. The wagers have odds associated with them, which relate to the probable outcome of the proposition being wagered upon, and the odds are adjusted in real time to balance the pool using proprietary artificial intelligence software to reflect player sentiment, as derived from the betting patterns. The system can be used with virtually any sport.

This press release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to: whether the wagering activity and the Company's revenue will increase in future quarters; whether the marketing initiatives of the Company's partners will increase; whether the Company will announce agreements with additional bookmakers in the near term or at all; whether the Company will complete a JAVA based mobile system during 2005 or early 2006; whether the Company will complete development of its horse race wagering or poker products and secure agreements relating to these products; and whether the Company's competition product will be adapted for use on video game consoles. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, the ability of the Company and its business partners to attract adequate numbers of players to its wagering system and the ability of the Company to develop and market other opportunities for its products. Additional information concerning certain risks or uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including those risks and uncertainties discussed in its Form 10-KSB for the fiscal year ended September 30, 2004 and its Forms 10-QSB for the three months ended December 31, 2004 and March 31, 2005. The forward-looking statements contained herein represent the Company's judgment as of the date of this press release, and the Company cautions the reader not to place undue reliance on such matters.


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